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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 2-83692, No. 33-16680, No. 33-51892, No. 33-51894, No. 33-63832,
No. 33-55341, No. 33-60499, No. 333-12531, No. 333-39087, and No. 333-39089) of
McDermott International, Inc. and the Registration Statement (Form S-3 No. 33-54940) of McDermott Incorporated and in the related Prospectuses of our report dated May 19, 1998, except for the fifth and sixth paragraphs of Note 11, as to which the date is June 1, 1998, with respect to the consolidated financial statements of McDermott International, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 1998.



                                  ERNST & YOUNG LLP



New Orleans, Louisiana
June 12, 1998